STATE OF DELAWARE

CERTIFICATE OF INCORPORATION

OF

CAZADOR ACQUISITION CORPORATION LTD.

Article I

Name

The name of this Corporation is Cazador Acquisition Corporation Ltd.

Article II

REGISTERED AGENT

The registered office of this corporation in the state of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The registered agent in charge thereof is Corporation Service Company.

Article III

PURPOSE

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Article Iv

CAPITALIZATION

The total number of shares of all classes of stock which the corporation shall have authority to issue is 101,000,000 shares consisting of: (i) 100,000,000 shares of common stock, with a par value of $0.0001 per share, and (ii) 1,000,000 shares of preferred stock, with a par value of $.01 per share.

Article v

incorporator

The name and mailing address of the incorporator is as follows:

Francesco Piovanetti

Cazador Acquisition Corporation Ltd.
BBVA Building, P1
254 Muñoz Rivera Avenue
San Juan, Puerto Rico 00918

Article vI

board of directors

Unless and except to the extent that the by-laws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

Article vii

bylaws

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the bylaws of the corporation, subject to the power of the stockholders of the corporation to alter or repeal any by-law whether adopted by them or otherwise.

Article viii

limitation of director liability

A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this ___ day of _________, 2012.

Francesco Piovanetti, Incorporator